EXHIBIT 99.1

Degaro Innovations Corp.	Contact: Karen Kocak
6025 S. Quebec, Suite 100	Telephone: 1-888-498-8880
Centennial, Colorado 80111

Degaro Innovations Corp. Appoints New Chief Executive Officer

Centennial, Colorado –– July 9, 2013 ––Degaro Innovations Corp. (the “Company”) (OTCQB:DGRN)  is pleased to announce that Mr. Thomas Hynes has been appointed as its Chief Executive Officer to lead the Company’s evaluation of oil and gas properties for development and production.  Mr. Hynes has over twenty five years of leadership experience within the energy, mineral and financial industries, in both domestic and international projects. His experience in the Rocky Mountain region has been complimented with projects in China, Egypt, Sudan, N. Yemen, Guyana and the Philippines.

Mr. Hynes has extensive experience in several aspects of the Blue Water Project in southeastern Montana, most recently, serving as a geological consultant and well site geologist to the Blue Water Project. Mr. Hynes’ experience in the northern Powder River Basin and his knowledge in Enhanced Oil Recovery Technologies was a valuable component in moving the Blue Water Project forward.

Mr. Hynes stated, “I am extremely proud to take a leadership role with the Company and look forward to apply my expertise to evaluating and developing oil and gas projects in the Rocky Mountain region. With the new technologies now available in the oil and gas industry there are multiple opportunities to create significant new fields and to re-vitalize existing oilfields in proven productive areas such as the Powder River Basin.”

About Degaro Innovations Corp.

Degaro Innovations Corp. is a company with the goal of exploring opportunities in renewable energy and the exploration of conventional sources of energy such as oil and natural gas.  For further information please contact Karen Kocak at 1-888-498-8880.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements regarding Mr. Hynes’ experience, statements about new technologies in the oil and gas industry and their ability to create new oil and gas fields and revitalizing existing oilfields. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors identified in the Company’s filings with the United States Securities and Exchange Commission.